As filed with the Securities and Exchange Commission on December 22, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA AGRITECH, INC.
(Exact name of registrant as specified in its Charter)

Delaware	75-2955368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Room 3F No. 11 Building, Zhonghong International Business Garden, Future Business Center Chaoyang North Road, Chaoyang District Beijing, People’s Republic of China, 100024 (86) 10-59621278
(Address of Principal Executive Offices)

China Agritech, Inc. 2008 Equity Incentive Plan (Full title of the plan)
Yu Chang Rm 3F No. 11 Building, Zhonghong International Business Garden, Future Business Center Chaoyang North Road, Chaoyang District Beijing, People’s Republic of China, 100024 (86) 10-59621278	With a copy to: David Luther, Esq. K&L Gates 1717 Main Street, Suite 2800 Dallas, Texas 75201 (214) 939-5535
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, $0.001	3,600,000	$1.13	$4,068,000	$159.88

(1)
Represents shares of common stock that may be issued pursuant to the China Argitech, Inc. 2008 Equity Incentive Plan (the “2008 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the 2008 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and (c) under the Securities Act. The proposed maximum aggregate offering price is based upon the average of the high and low sale prices of China Agritech, Inc. common stock as reported on OTCBB Bulletin Board on December 18, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed by China Agritech, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March
 28, 2008;

(b)	Other reports:

  (i)    The Company’s Quarterly Reports on Form 10-Q for the quarterly period ending March 31, 2008 filed with the Commission on May 14, 2008, the quarterly period ending June 30, 2008 filed with the Commission on August 12, 2008 and the quarterly period ending September 30, 2008 filed with the Commission on November 7, 2008; and

  (ii)    The Company’s Current Reports on Form 8-K filed with the Commission on February 19, 2008, March 31, 2008, April 24, 2008 (as amended on May 2, 2008 and May 7, 2008), May 15, 2008, May 19, 2008, July 9, 2008, July 22, 2008, August 11, 2008, August 13, 2008, October 15, 2008, October 24, 2008 (as amended on November 10, 2008), November 10, 2008 and November 19, 2008.

(c)	None.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    Description of Securities.

  The descriptions in this section and in other sections of this Registration Statement of our securities and various provisions of our Certificate of Incorporation and our bylaws are limited solely to descriptions of the material terms of our securities, Certificate of Incorporation and bylaws. Our Amended and Restated Certificate of Incorporation and bylaws have been filed with the Commission. This description is meant to be summary in nature and is qualified in its entirety by reference to the complete versions of the documents.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of December 19, 2008, 24,699,615 shares of our common stock and no shares of our preferred stock were issued and outstanding.

Common Stock

 The holders of our common stock are entitled to receive dividends and distributions per share with respect to the common stock when and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities. Upon liquidation, dissolution, or winding up of us, and after payment of creditors and preferred stockholders, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued, and non-assessable.

 Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of the common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the board of directors.

Preferred Stock

We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such class or series without any further vote or action by the stockholders. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

There are no shares of preferred stock currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Warrants

 We have granted Roth Capital Partners a warrant valid through July 5, 2012 to purchase 388,920 shares of our Common Stock exercisable at $2.70 per share. The warrants were issued on July 5, 2007 as partial compensation to Roth Capital Partners for services rendered as placement agent. The warrant may be exercised at any time by its holder at $2.70 per common share for the number of common shares the warrant holder selects, up to the total of number of warrants the holder has at the time of exercise. Alternatively, the holder can opt for a cashless exercise of the warrants and will receive the number of shares determined by a pre-established formula set forth in the warrants. The warrants do not provide for their redemption.

 We account for the warrants by an offset to our equity accounts. The exercise price of the foregoing warrant and its fair value was determined based on the offering price of our common stock sold in the private placement transaction completed on July 5, 2007. In determining the fair value of the warrants we utilize the Black-Scholes model.

 The variables utilized in computing value are five-year term, risk-free return of the five-year United States Treasury Note and volatility is calculated based upon the trading activity of the shares over a one-year period prior to issuance of the warrants.

ITEM 5.    Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.    Indemnification of Directors and Officers.

Section 8.8 of our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law (“GCL”) and may, if and to the extent authorized by the Board of Directors, so indemnify its officers and any other person whom it has the power to indemnify against liability, reasonable expense or other matter whatsoever.  This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Section 145 of the GCL provides that a corporation may indemnify directors and officers as well as other employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Indemnification provided pursuant to Section 145 is not exclusive of any other rights to which those seeking indemnification may be entitled to under any bylaw, agreement, disinterested director vote, stockholder vote or otherwise.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ITEM 7.    Exemption from Registration Claimed.

Not Applicable.

ITEM 8.    EXHIBITS.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

ITEM 9.    UNDERTAKINGS.

(A)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)     To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Beijing, People’s Republic of China, on this 22nd day of December, 2008.

CHINA AGRITECH, INC.

By:	/s/Yu Chang
Yu Chang
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yu Chang his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 22, 2008.

SIGNATURE	TITLE

/s/Yu Chang	Chief Executive Officer, President, Secretary, and Director
Yu Chang	(Principal Executive Officer)

/s/ Yau-Sing Tang	Chief Financial Officer
Yau-Sing Tang	(Principal Financial Officer)

/s/ Xiaorong Teng	Chief Operating Officer and Director
Xiaorong Teng

/s/ Mr. Gene Michael Bennett	Director
Gene Michael Bennett

/s/ Professor Lun Zhang Dai	Director
Professor Lun Zhang Dai

/s/ Mr. Hai Lin Zhang	Director
Mr. Hai Lin Zhang

Index to Exhibits

Exhibit	Description

4.1	China Agritech, Inc. 2008 Equity Incentive Plan

5.1	Opinion of K&L Gates LLP

23.1	Consent of Kabani & Company LLP, Certified Public Accountants

23.2	Consent of K&L Gates LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the Signature Page to this Registration Statement)